Exhibit 5.5

CONSENT OF Matthew Randall

The undersigned hereby consents to all references to the undersigned's name included in or incorporated by reference into the registration statement on Form F-10 of Vox Royalty Corp. and any amendments or supplements thereto (the “Registration Statement”), of the information prepared by me, that I supervised the preparation of or reviewed or approved by me that is of a scientific or technical nature and all other references to such information included or incorporated by reference in the Registration Statement.

/s/ Matthew Randall
Matthew Randall
January 23, 2023